ViewCast Reports 2011 Third Quarter, Nine-Month Results

PLANO, Texas, Nov. 14, 2011 /PRNewswire/ -- ViewCast Corporation (OTCBB: VCST), a developer of industry-leading solutions for the transformation, management and delivery of digital media over enterprise, broadband, and mobile networks, today reported results for the 2011 third quarter and nine months ended September 30, 2011.

The Company reported net sales of $3.6 million in the third quarter 2011 compared to $4.5 million in the prior year period.  While the pipeline for both Osprey® cards and Niagara® systems remained strong and the order flow from the Company's principal OEM customer returned to a more normal volume than in the second quarter, closing rates across the board were affected by macroeconomic uncertainty.  Purchasing managers in all regions reported that institutional delays in decisions and investments were seen during the period due to the fear of recession in Europe and the general resulting uncertainty in the global and domestic outlook.

New ViewCast President and Chief Operating Officer John Hammock said, "We are tackling the current and long term issues head on and in two principal ways.  First, although we do see some improvement in ordering patterns, it is difficult to predict how trends will continue, so we are aggressively restructuring our organizational costs to match our current rates of revenue. Secondly, we are stepping up our focus and investment in several new product innovations for launch in early 2012, which will open the door for us to access additional large customers in the telecom industry and other institutional customers that are gearing up to deliver content directly to consumers and their mobile platforms."

Highlights of the Third Quarter and Recent Weeks

Important progress made in the third quarter and subsequent weeks included:

•	Two video industry veterans were appointed to the top sales and marketing positions. Howard Barouxis was named Vice President of Sales, and Mike Galli as Vice President of Marketing.
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In July, the new Niagara 7550 streaming media system for Web-based delivery of HD video was introduced. The 7550 enables users to simultaneously leverage multiple adaptive streaming formats, including Apple HTTP adaptive streaming for iPad® and iPhone® mobile products and Adobe® Flash® dynamic streaming, and can meet the needs of the most demanding professional broadcasting applications and other professional-level HD video distribution requirements.

•	In September at the IBC in Amsterdam, the Niagara 7550 received TV Technology Europe's prestigious Star Award as one of the preeminent technological innovations in the broadcasting industry.
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In October, the Company launched the enhanced Niagara SCX® 6.4 streaming media management software which includes a number of advanced features, including support for adaptive live encoding via Microsoft® Live IIS Smooth Streaming and PlayReady® DRM support, updates to Akamai® HD iPhone® and iPad® streaming, improved MPEG-4 streaming, and presentation and security enhancements for the entire adaptive streaming portfolio. Full software functionality will be available on ViewCast's professional-grade Niagara Pro II, Niagara 7750 and Niagara 4100 streaming media systems, with upgrades available to existing owners of ViewCast streaming systems.

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Also in October, PrepSpin, the Kentucky-based sports broadcasting company began successfully using the Osprey video capture cards and Niagara 2100 and 4100 streaming media systems to broadcast youth, middle school, high school and other sporting events throughout the state. The Company believes the high school and prep markets for streaming media are going to grow substantially during the next few years and that the Osprey and Niagara products are ideal for these applications.

"Progress with new products and inroads into new customer bases is our marketing priority," continued Hammock.  "I am looking forward to a series of new product introductions that extend our proven core technologies and competencies into new arenas, where we promote our technology advantages.  Within a year, we believe our business will be far more balanced between our expanded target verticals, and will provide a return to profitable growth."

Third Quarter Financial Results
In the 2011 third quarter, revenues were $3.6 million compared to $4.5 million in the prior year period.  Operating expenses for the third quarter 2011 were $3.0 million compared to $2.7 million for the prior year period.  Operating loss of $(854,000) for the third quarter 2011 declined from income of $51,000 for the year-earlier period.

Net loss for the third quarter 2011 was $(916,000) compared to net income of $8,000 in the third quarter 2010.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the 2011 third quarter was $(0.7) million, compared to $0.2 million in the 2010 third quarter. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company's overall performance and considered as an indicator of operating efficiency and earnings quality. The Company suggests that EBITDA be viewed in conjunction with the Company's reported financial results or other financial information prepared in accordance with GAAP.

Chief Financial Officer Laurie Latham commented on the ongoing financial restructuring, "Our principal goal on the operating and expense side of things is to pare back expenses to match our Q3 run rate, with the idea that as we return to growth, stronger bottom line results will be produced.  We have identified and executed on a majority of the changes already and we feel confident that the organization will be in a more stable and beneficial position going into the new year."

Nine-Month Financial Results
Revenues for the nine months ended September 30, 2011 were $11.5 million compared to $12.4 million for the first nine months of 2010.  Operating expenses for the nine-months 2011 were $8.8 million, compared to $8.1 million for nine-months 2010.  The operating loss was $(1.9) million, compared to an operating loss of $(0.6) million for nine-months 2010.

Net loss for the nine-months 2011 was $(2.1) million, compared to a net loss of $(0.7) million for nine-months 2010. Due to the accounting treatment for the preferred stock redemption during the period, the net income applicable to common shareholders benefitted by $5.6 million, which together with an adjustment of $282,000 for stated preferred stock dividends resulted in net income applicable to common shareholders of $3.2 million or $0.07 per share on a fully diluted basis for the nine months ended September 30, 2011.  This compares, after the stated preferred stock dividends adjustment of $615,000, to a net loss applicable to common shareholders of $(1.3) million or $(0.04) per share on a fully diluted basis for the prior year period.

EBITDA for nine-months 2011 was $(1.4) million, compared to $46,000 for nine-months 2010.

About ViewCast Corporation
ViewCast develops industry-leading hardware and software for the transformation, management and delivery of professional quality video over broadband, enterprise and mobile networks. ViewCast's award-winning solutions simplify the complex workflows required for the Web-based streaming of news, sports, music, and other video content to computers and mobile devices, empowering broadcasters, businesses, and governments to easily and effectively reach and expand their audiences. With more than 400,000 video capture cards deployed globally, ViewCast sets the standard in the streaming media industry. ViewCast Niagara® streaming appliances, Osprey® video capture cards and VMp™ video and digital asset management software provide the highly reliable technology required to deliver the multi-platform experiences driving today's digital media market.

ViewCast (www.viewcast.com) is headquartered in Plano, Texas, USA, with sales and distribution channels located globally.

ViewCast, VMp, Osprey, Niagara and Niagara SCX are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries.

Safe Harbor Statement
Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company's products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties' patents, and changes in government regulations.   All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-K and 10-Q on file with the U.S. Securities and Exchange Commission.

ViewCast Contact: Laurie L. Latham Chief Financial Officer Tel: +1 (972) 488-7200	Investor Contact: Matt Clawson Allen & Caron Tel: +1 (949) 474-4300 E-mail: matt@allencaron.com

Financial Tables Follow

VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)
(In thousands – except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$3,558	$4,547	$11,521	$12,365

Cost of sales	1,457	1,814	4,662	4,793

Gross profit	2,101	2,733	6,859	7,572

Total operating expenses	2,955	2,682	8,778	8,145

Operating income (loss)	(854)	51	(1,919)	(573)

Total other expense	(62)	(43)	(166)	(120)

Provision for income taxes	0	0	0	0

Net income (loss)	$(916)	$8	$(2,085)	$(693)

Preferred stock dividends	-	(205)	(282)	(615)

Preferred stock redemption	-	-	5,586	-

Net income (loss) applicable to
common stockholders	$(916)	$(197)	$3,219	$(1,308)

Net income (loss) per common share:
Basic & Diluted	$(0.02)	$(0.01)	$0.07	$(0.04)

Weighted Average number of
common shares outstanding:
Basic & Diluted	55,699	36,048	48,121	36,029

RECONCILIATION OF NET INCOME TO EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net income (loss)	$(916)	$8	$(2,085)	$(693)

Depreciation and amortization	164	190	509	619

Total other and income tax expense	62	43	166	120

EBITDA	$(690)	$241	$(1,410)	$46